Exhibit 10.1

AGREEMENT

DATED 2 July 2008

€200,000,000

CREDIT FACILITY

FOR

U. S. Steel Košice, s.r.o.

ARRANGED BY

COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava, ING Bank N.V.,

pobočka zahraničnej banky and Slovenská sporitel’ňa, a.s. as Mandated Lead Arrangers

and

Citibank NA, Bahrain and HSBC Bank plc, pobočka zahraničnej banky as Lead Arrangers

WITH

ING Bank N.V., London Branch

as Facility Agent

Allen & Overy Bratislava, s.r.o.

THIS AGREEMENT is dated 2 July 2008

BETWEEN:

(1)	U. S. Steel Košice, s.r.o. with its registered seat at Vstupný areál U. S. Steel, Košice, 044 54, Slovak Republic, registered in the Commercial Register of District Court Košice I, inserted file No. 11711/V, section Sro, company identification number (IČO): 36 199 222 (the Company);

(2)	(i) COMMERZBANK Aktiengesellschaft, with its seat at Kaiserplatz 16, 603 11 Frankfurt am Main, Federal Republic Germany, entered in the Commercial Register at the District Court Frankfurt am Main under Entry HR B 32000, acting through COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava, with its seat at Bratislava 1, Rajská 15/A, Postcode 811 08, Ident. No.: 30847737, entered in the Commercial Register of the District Court Bratislava I, Sec. Po, Insert No. 1121/B; (ii) ING Bank N.V., Amstelveenseweg 500, 1081KL Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B; and (iii) Slovenská sporitel’ňa, a.s., Suché mýto 4, 816 07 Bratislava, Slovak Republic, Identification No. 00151 653, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Sa, inserted file No. 601/B as mandated lead arrangers (in this capacity the Mandated Lead Arrangers)

(3)	Citibank NA, Bahrain, Bab-Al-Bahrian Building, Government Avenue, PO BOX 548, Manama, Kingdom of Bahrain and HSBC Bank plc, with its registered office at 8 Canada Square, London, E14 5HQ, United Kingdom of Great Britain and Northern Ireland, registered by the Companies House under number 14259 and acting through its organisational unit HSBC Bank plc, pobočka zahraničnej banky, with its registered office at Europeum Business Center, Suché Mýto 1, 811 03 Bratislava, Identification number (IČO): 35 929 979, registered in the Commercial Register kept by the District Court Bratislava I, section: Po, insert No.: 1258/B as lead arrangers (in this capacity the Lead Arrangers);

(the Mandated Lead Arrangers and the Lead Arrangers together the Arrangers)

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(5)	ING Bank N.V., London Branch 60 London Wall, London EC2M 5TQ, United Kingdom (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Administrative Party means the Arrangers or the Facility Agent.

Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

Assets mean a person’s present and future business, undertaking, properties, assets and revenues (including without limitation, any uncalled capital).

Availability Period means the period from and including the date of this Agreement to and including the Final Maturity Date.

Break Costs means the amount (if any) that a Lender is entitled to receive under Clause 23.3 (Break Costs).

BRIBOR means for a Term of any Loan or overdue amount denominated in Slovak Koruna:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for Slovak Koruna or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Bratislava interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in Slovak Koruna for a period comparable to the Term of the Loan.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, in New York and in Bratislava and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

Canadian Dollar means the lawful currency for the time being of Canada.

Central Bank means the National Bank of Slovakia.

Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Commitments and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

Default means:

(a)	an Event of Default; or

(b)	an event or circumstance which, with the giving of notice, lapse of time or fulfilment of any other applicable condition (or any combination of the foregoing) set out in Clause 19 (Default), would constitute an Event of Default.

Dollars and USD mean the lawful currency for the time being of the United States of America.

ERISA means the United States Employee Retirement Income Security Act of 1974, to which the following definitions apply:

- Code means the United States Internal Revenue Code of 1986.

- ERISA Affiliate means any person treated as a single employer with the Company for the purpose of section 414 of the Code.

- Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by the Company or any ERISA Affiliate; or

(b)	to which the Company or any ERISA Affiliate is required to make any payment or contribution.

- Reportable Event means:

(c)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(d)	a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

EURIBOR means for a Term of any Loan or overdue amount denominated in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in euro for a period comparable to the Term of that Loan.

euro or EUR or € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 19 (Default).

Existing Facility means the credit facility made available under the Existing Facility Agreement.

Existing Facility Agreement means a facility agreement on EUR 40,000,000 credit facility dated 13 December 2006 and entered into between (inter alia) the Company as a borrower, ING Bank N.V., pobočka zahraničnej banky, Citibank (Slovakia) a.s. and Slovenská sporitel’ňa, a.s. as arrangers and Citibank (Slovakia) a.s. as facility agent.

Facility means the credit facility made available under this Agreement.

Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations under this Agreement.

Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

Final Maturity Date means the third anniversary of the date of this Agreement.

Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate; or

(d)	any other document designated as such by the Facility Agent and the Company.

Finance Party means a Lender or an Administrative Party.

Financial Indebtedness means, without duplication, Indebtedness (whether being principal, premium, interest or other amounts) for or in respect of:

(a)	money borrowed;

(b)	liabilities under or in respect of any acceptance or acceptance credit;

(c)	any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;

(d)	any interest rate and/or currency swap, forward foreign exchange transaction, financial or commodity futures transaction, commodity swap or other derivative transaction (and, when calculating the value of any of the foregoing transactions, only the net amount of the marked to market value shall be taken into account, to the extent such netting is permitted);

(e)	liabilities pursuant to any lease which are capitalised in accordance with USGAAP; or

(f)	liabilities under any guarantee, indemnity or other assurance against financial loss given in relation to any of the foregoing.

Fixed Assets means, in relation to the Group, those assets treated as Fixed Assets (e.g. property, plant and equipment) for the purposes of the Latest Accounts.

Group means the Company and its Subsidiaries.

Holding Company of any other person, means an entity in respect of which that other person is a Subsidiary.

IBOR means BRIBOR, EURIBOR or LIBOR.

IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Holding Company’s) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document,

that is incurred or suffered by a Finance Party or its Holding Company but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

Indebtedness means any obligation for the payment or repayment of money in whatever currency denominated, whether as principal or as surety and whether present or future, actual, deferred or contingent.

Interest Payment Date has the meaning in Clause 9.2 (Payment of Interest).

Latest Accounts means the audited consolidated financial statements of the Group last delivered to the Facility Agent under Clause 17.2 (Financial information).

Lender means:

(a)	an Original Lender; or

(b)	any person that becomes a Lender after the date of this Agreement.

LIBOR means for a Term of any Loan or overdue amount denominated in US Dollars:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for US Dollars or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of noon on the Rate Fixing Day for the offering of deposits in US Dollars for a period comparable to the Term of that Loan.

Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)

if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost as reasonably determined by a Lender, imputed to that Lender of compliance with:

(a)	any banking supervision or other costs imposed by the Bank of England or the United Kingdom Financial Services Authority; and

(b)	any other applicable regulatory or central bank requirements relating to any Loan, including any reserve asset requirements of the European Central Bank or the Central Bank.

Margin means 1.1 per cent. per annum.

Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.

Margin Stock has the meaning given to it in the Margin Regulations.

Maturity Date means the last day of the Term of a Loan.

Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

Party means a party to this Agreement.

Permitted Disposal means any of the following:

(a)	disposals of Assets in the ordinary course of trading at arms’ length;

(b)	disposals on normal commercial terms of obsolete Assets or Assets no longer used or useful in the Company’s business;

(c)	payment of cash as consideration for the acquisition of any Asset on normal commercial terms;

(d)	temporary application of funds not immediately required in the Company’s business for the purchase of investments or the realisation of such investments;

(e)	exchange of Assets for other assets of a similar nature and value, or the sale of Assets on normal commercial terms for cash that is payable in full on completion of the sale and is to be, and is, applied toward the purchase of similar Assets within six months;

(f)	disposals of Assets located outside the Republic;

(g)	any disposal that the Facility Agent agrees in writing is a Permitted Disposal; and

(h)	any disposal approved in writing by the Majority Lenders.

Permitted Merger means:

(a)	a merger of any Subsidiary of the Company into the Company, such that the Company acquires all the assets and liabilities of such Subsidiary and the Company is the surviving legal entity, provided the Company’s post-merger consolidated net worth equals or exceeds the immediately preceding pre-merger consolidated net worth of the Company and that Subsidiary as determined on the basis of accounting principles and practices consistent with the preparation of the Latest Accounts;

(b)	any other merger or corporate restructuring approved in advance in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

(c)	a merger of any Subsidiary of U. S. Steel into the Company, such that the Company acquires all the assets and liabilities of such Subsidiary and the Company is the surviving legal entity, provided the Company’s post-merger consolidated net worth equals or exceeds the immediately preceding pre-merger consolidated net worth of the Company and that Subsidiary as determined on the basis of accounting principles and practices consistent with the preparation of the Latest Accounts.

Permitted Security Interest means any of the following:

(a)	Security Interests existing on the date of this Agreement and disclosed to the Facility Agent in writing;

(b)	any Security Interests incurred in connection with the acquisition of any asset, the assumption of any Security Interest previously existing on such acquired asset or any Security Interest existing on any asset of any person when it becomes a Subsidiary of the Company in each case provided that the Indebtedness secured by such Security Interest does not exceed the fair market value of that asset as at the date of that acquisition;

(c)	easements, rights-of-way, minor defects or irregularities in title and other similar encumbrances on real property having no material adverse effect on the then current use or value of such real property, or on the then current conduct of the business of any member of the Group;

(d)	unexercised liens for taxes not being delinquent or contested in good faith by appropriate proceedings and for which reserves, adequate under USGAAP, are being maintained;

(e)	any Security Interest on equipment of the Company arising solely under leases of such equipment that, in accordance with USGAAP, are required to be capitalised, provided that any such Security Interest extends to no other property and secures no other Indebtedness and the Indebtedness secured by any such Security Interest does not exceed the fair market value of such equipment;

(f)	purchase money Security Interests on equipment acquired by the Company after the date hereof incurred simultaneously with or within 180 days after the completion of installation thereof solely to secure payment of all or part of the purchase price thereof provided that each such Security Interest secures no other Indebtedness and extends to no other property and the Indebtedness secured by any such Security Interest does not exceed the fair market value of such equipment;

(g)	liens arising solely by operation of law (or by an agreement evidencing the same) in the ordinary course of Company’s business in respect of Indebtedness that either: (i) has been due for less than 90 days; or (ii) is being contested in good faith by appropriate means and for which reserves, adequate under USGAAP, are being maintained;

(h)	Security Interests arising out of title retention provisions in a supplier’s standard conditions of supply of goods acquired by Company in the ordinary course of its business;

(i)	any Security Interest approved by the Facility Agent with the approval of the Majority Lenders;

(j)	liens in favour of financial institutions arising from documentary letters of credit in the ordinary course of business; and

(k)	any renewal of or substitution for any Security Interest permitted under any preceding paragraph; and

(l)	liens arising in the ordinary course of business in connection with: (i) the performance of bids, trade contracts, (to the extent not covered by sub-clause (b) of this definition), leases (to the extent a lease constitutes a finance lease and not an operating lease), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (ii) deposit accounts; and (iii) deposits made in the ordinary course of business to cash collateralized letters of credit, provided that the aggregate book value of Assets to which the liens described in this sub-clause (l) are attached does not exceed euro 50,000,000 or its equivalent at any time; provided, however, the maximum amount under this sub-clause (l) does not apply to cash deposits that are subject to any bank’s general right of set-off but does apply in situations where a specific security agreement exists, including, without limitation, any specific security interest providing a creditor with the treatment of a secured creditor with a right to separate satisfaction of its claim under the Slovak Act No. 7/2005 Coll., on bankruptcy and restructuring (as amended) or any similar right to separate satisfaction in case of bankruptcy or similar proceedings under any applicable laws.

Pro Rata Share means:

(a)	for the purpose of determining a Lender’s share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender’s share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

Rate Fixing Day means:

(a)	the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(b)	the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

Reference Banks means the Facility Agent, and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

Relevant Taxes means Taxes imposed or levied by the Republic (or any political subdivision or taxing authority of the Republic) or by any other jurisdiction from or through which any payment is made by the Company under the Finance Document, but excludes Taxes imposed by the Republic which are so imposed as a direct consequence of the relevant Finance Party maintaining a permanent establishment in the Republic and of that establishment being directly involved in any Loan.

Repeating Representations means the representations and warranties that are then made or deemed to be repeated under Clause 16.19 (Times for making representations and warranties).

Republic means the Slovak Republic.

Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).

Rollover Loan means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made for the purpose of refinancing a maturing Loan.

Screen Rate means, for the relevant currency and Term:

(a)	for LIBOR, the London Interbank Offered Rate as displayed on Reuter’s page LIBOR01;

(b)	for EURIBOR, the Euro Interbank Offered Rate as displayed on Reuter’s page LIBOR01;

(c)	for BRIBOR, the Bratislava Interbank Offered Rate as displayed on Reuter’s page BRIBOR01.

If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

Security Interest means any mortgage, pledge, lien, charge (including a floating charge), assignment (whether conditional or otherwise), hypothecation or security interest or any other agreement or arrangement having the effect of conferring security, or any other arrangement having a similar economic effect including (without limitation) total transfer, ‘flawed asset’, sale and repurchase, buyback or conditional transfer arrangements.

Slovak Koruna means the lawful currency for the time being of the Republic.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

TARGET means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system that utilises interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

TARGET Day means:

(a)	until such time as TARGET is permanently closed down and ceases operations any day on which both TARGET and TARGET2 are; and

(b)	following such time as TARGET is permanently closed down and ceased operations, any day on which TARGET2 is,

open for the settlement of payment in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.

Total Commitments means the aggregate of the Commitments of all the Lenders.

Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

U.K. means the United Kingdom.

USGAAP means the generally accepted accounting principles and practices in the United States of America in effect from time to time.

U. S. Steel means United States Steel Corporation, currently a corporation organized under the laws of the State of Delaware, U.S.A., Delaware registration number 3396733.

Utilisation Date means each date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets means assets as defined in the Latest Accounts;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

(vi)	know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vii)	a person includes any individual, company, corporation, unincorporated association or body (including without limitation a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(viii)	a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a currency is a reference to the lawful currency for the time being of the relevant country;

(x)	a Default being outstanding means that it has not been remedied or waived;

(xi)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xii)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xiii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiv)	a Finance Document or another document is a reference to that Finance Document or other document as amended;

(xv)	the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

(xvi)	a time of day is a reference to Central European time (CET).

(b)	Unless the contrary intention appears, a reference to a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)	notwithstanding sub-paragraph (i) of this Clause 1.2(b), a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including, without limitation, any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)	if there is an inconsistency between this Agreement and any other Finance Document, this Agreement will prevail;

(iv)	any non-payment obligations of the Company under the Finance Documents remain in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents; and

(v)	an accounting term used in this Agreement is to be construed in accordance with international accounting standards within the meaning of the IAS Regulation 1606/2002 (IFRS).

(e)	The headings in this Agreement do not affect its interpretation.

2.	FACILITY

2.1	Facility

Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party’s rights and obligations

Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.	PURPOSE

3.1	Loans

Each Loan may be used for general corporate purposes.

3.2	No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents

A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Loan:

(a)	the Repeating Representations are correct in all material respects; and

(b)	no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

4.3	Drawstop

A Request may not be made in any case where the Company is in default under the Existing Facility of any payment obligation (or payment obligations in aggregate) in an amount equal to or in excess of EUR500,000 or its equivalent in other currencies (a Drawstop Event). Following a Drawstop Event, no further Requests may be made until: such default or defaults: (i) are no longer outstanding; or (ii) are waived in accordance with the Existing Facility Agreement; or (iii) a combination of (i) and (ii), whereby, following such waivers (if any), such default or defaults (if any) are in aggregate in an amount less than EUR500,000 or its equivalent in other currencies.

4.4	Maximum number of Loans

Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than five Loans outstanding.

5.	UTILISATION - LOANS

5.1	Giving of Requests

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)	Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable unless otherwise agreed by the Facility Agent upon the approval of the Majority Lenders.

5.2	Completion of Requests

A Request for a Loan will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	a minimum of €5,000,000 or an integral multiple of €250,000 or an amount which complies with Clause 6 (Optional Currencies);

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(c)	the proposed currency and Term comply with this Agreement.

Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)	If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

6.	OPTIONAL CURRENCIES

6.1	General

In this Clause:

Agent’s Spot Rate of Exchange means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of noon on a particular day.

euro amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in euros, its amount; or

(b)	if the Loan is denominated in an Optional Currency, its equivalent in euros calculated on the basis of the Facility Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

Optional Currency means any currency (other than euros) in which a Loan may be denominated under this Agreement.

6.2	Selection

(a)	The Company must select the currency of a Loan in its Request.

(b)	The amount of a Loan requested in an Optional Currency must be a minimum amount of the equivalent of €5,000,000 in the Optional Currency and in integral multiples of the equivalent of €250,000 in the Optional Currency.

(c)	Unless the Facility Agent otherwise agrees, the Loans may not be denominated at any one time in more than four currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)	that Optional Currency is Canadian Dollars, Slovak Koruna or US Dollars or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)	If the Facility Agent has received a request from the Company for a currency (other than the Optional Currency specified in Clause 6.3(a)(ii)) to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before noon on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in euros; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

6.5	Optional Currency equivalents

The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment or prepayment of a Loan; or

(e)	the undrawn amount of a Lender’s Commitment,

is its euro amount.

6.6	Notification

The Facility Agent must notify the Lenders and the Company of the relevant euro amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

(a)	The Company must repay each Loan made to it in full on its Maturity Date.

(b)	Where the Maturity Date for an outstanding Loan coincides with the Utilisation Date for a new Loan to be denominated in the same currency as the outstanding Loan, the Facility Agent will apply the new Loan in or towards repayment of the outstanding Loan so that:

(i)	where the amount of the outstanding Loan exceeds the amount of the new Loan, the Company will only be required to repay the excess;

(ii)	where the amount of the outstanding Loan is exactly the same as the amount of the new Loan, the Company will not be required to make any payment;

(iii)	where the amount of the new Loan exceeds the amount of the outstanding Loan, the Company will not be required to make any payment and the excess will be advanced to the Company,

provided that nothing in this paragraph (b) shall have the effect or be deemed to have the effect of converting the whole of the Loan or any part of it into a term loan.

(c)	Subject to the other terms of this Agreement, any amounts repaid under paragraph 7(a) may be re-borrowed.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment - illegality

(a)	If at any time:

(i)	it is necessary under the laws and constitution of the Republic:

(A)	in order to enable any Lender to enforce its rights under the Finance Documents; or

(B)	by reason only of the execution, delivery and performance of this Agreement by any Lender,

that any Lender should be licensed, qualified or otherwise entitled to carry on business in the Republic;

(ii)	a Lender is or will be deemed to be resident, domiciled or carrying on business in or subject to the laws of the Republic by reason only of the execution, delivery, performance and/or enforcement of any Finance Document;

(iii)	in any proceedings taken in the Republic in respect of any Finance Document or for the enforcement of any Finance Document, the choice of English law as the governing law of the Finance Document will not be recognised; or

(iv)	it is or becomes unlawful in any applicable jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, and the occurrence of any of the foregoing causes a Lender (acting reasonably) to believe it is materially prejudiced thereby then:

(I)	the relevant Lender must notify the Company (through the Facility Agent) accordingly; and

(II)	the Company shall prepay that Lender’s participation in all the Loans on the date specified in paragraph (b) of this Clause 8.1, together with all other amounts payable by it to that Lender under the Finance Documents and the Commitment of that Lender shall forthwith be reduced to zero, except that paragraphs (i) and (ii) of this Clause 8.1 do not apply to any Lender acting through its Facility Office or having a permanently established office or branch in the Republic.

(b)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)	if earlier, the date specified by the Lender in the notification under paragraph (a)(iv)(I) of this Clause 8.1 and which must not be earlier than the last day of any applicable grace period allowed by law.

8.2	Mandatory prepayment - change of control

(a)	The Company shall, within one Business Day after the occurrence of a Change of Control notify such to the Facility Agent, and the Facility Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change of Control and each Lender may, by notice to the Company and the Facility Agent given not later than ten days after the date of such Change of Control, terminate its Commitment and declare any amounts payable by the Company under the Finance Documents for its account to be, and such amounts shall become, due and payable, in each case on the Business Day following the date of delivery of the termination notice without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

(b)	For purposes of this Clause 8.2, the following terms have the following meanings:

A Change of Control shall occur if:

(i)	any “person” (as such term is used in Sections 13 (d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended, hereinafter, the “Exchange Act”) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this sub-clause (i) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of either the aggregate ordinary Voting Power or the aggregate equity value represented by the issued and outstanding Equity Interests of U. S. Steel;

(ii)	during any period of twenty-five consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such twenty-five month period were directors of U. S. Steel (together with any replacement or additional directors whose election was recommended by the incumbent directors of U. S. Steel or who were elected by a majority of directors then in office) cease to constitute a majority of the board of directors of U. S. Steel;

(iii)	the adoption of a plan relating to the liquidation or dissolution of U. S. Steel;

(iv)	the merger or consolidation of U. S. Steel with or into another entity, or the merger of another entity with or into U. S. Steel, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary Voting Power represented by the Equity Interests in U. S. Steel immediately prior to such transaction own directly or indirectly at least a majority of the ordinary Voting Power represented by the Equity Interests (or other securities into which such securities are converted as part of such merger or consolidation transaction) in the surviving person resulting from such merger or consolidation transaction, and in substantially the same proportion as before the transaction; or

(v)	the sale of all or substantially all the assets of U. S. Steel (determined on a consolidated basis) to another person.

Equity Interests means: (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person; or (ii) any warrants, options or other rights to acquire such shares or interests.

Voting Power as applied to the stock of any corporation means the total voting power represented by all outstanding Voting Stock of such corporation.

Voting Stock as applied to the stock of any corporation means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.

8.3	Voluntary prepayment

(a)	The Company may, by giving not less than 30 Business Days’ prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of €5,000,000 and an integral multiple of €250,000 (or its equivalent in an Optional Currency).

(c)	A prepayment of all or part of a Loan must be on an Interest Payment Date.

8.4	Automatic cancellation

The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

8.5	Voluntary cancellation

(a)	The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of €5,000,000 and an integral multiple of €250,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.6	Right of repayment and cancellation of a single Lender

(a)	If the Company is, or will be, required to pay to a Lender:

(i)	a Tax Payment; or

(ii)	an Increased Cost,

the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) of this Clause 8.6:

(i)	the Company must repay or prepay that Lender’s share in each Loan on the date specified in paragraph (c) of this Clause 8.6; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender’s share in a Loan will be:

(i)	the last day of the Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

8.7	Re-borrowing of Loans

Any voluntary prepayment of a Loan under Clause 8.3 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Loan may not be re-borrowed.

8.8	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for its Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest

Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-month intervals after the first day of that Term (each an Interest Payment Date).

9.3	Interest on overdue amounts

(a)	If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)	Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate that would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b), if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) of this Clause 9.3.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.4	Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.5	Acknowledgement

The Company acknowledges and confirms for the benefit of the Finance Parties who are banks or branches of foreign banks incorporated in the Slovak Republic that it has been informed about the amount of the annual percentage rate of interest of the Loan and on the fees that the Company shall pay under the Finance Documents in compliance with section 37(2) of the Slovak Act No. 483/2001 Coll. as amended.

10.	TERMS

10.1	Selection

(a)	Each Loan has one Term only.

(b)	The Company must select the Term for a Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one or two weeks, or one, two, three or six months.

10.2	No overrunning the Final Maturity Date

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date in which case the Company will have no obligation to pay Break Costs or other costs arising from the shortening.

10.3	Notification

The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by noon on a Rate Fixing Day, the applicable IBOR will, subject as hereinafter provided, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by noon on the Rate Fixing Day; or

(ii)	the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b), the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)	rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)	If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

12.	TAXES

12.1	Gross-up

All payments by the Company under the Finance Documents shall be made without any deduction and free and clear of and without deduction for or on account of any Taxes, except to the extent that the Company is required by law to make payment subject to any Taxes. If any Relevant Tax or amounts in respect of any Relevant Tax must be deducted from any amounts payable or paid by the Company, or paid or payable by the Facility Agent to a Lender, under the Finance Documents, the Company shall, subject to Clause 12.4 (Exception to the gross-up), pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to Relevant Tax.

12.2	Tax receipts

All Taxes required by law to be deducted or withheld by the Company from any amounts paid or payable under the Finance Documents shall be paid by the Company when due and the Company shall, within 15 days of receipt of evidence of the payment being made, deliver the same to the Facility Agent.

12.3	Reimbursement of tax credit

If the Company pays Tax Payment under Clause 12.1 (Gross-up) for the account of a Lender, and the Lender effectively obtains, or could have effectively obtained by taking reasonable action (in which case the Lender shall be treated as actually having obtained), a refund of Tax, or credit against Tax, by reason of that Tax Payment (a Tax Credit), then the Lender shall reimburse to the Company such amount as the Lender shall reasonably determine to be the proportion of the Tax Credit as will leave the Lender (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required. Notwithstanding the foregoing, a Lender may choose not to make or to limit the amount or alter the timing of any Tax Credit if to do otherwise would result in a material adverse effect to the Lender or on its relationship with the relevant Tax authority. Upon reasonable request from the Company, the Lender shall provide the Company with a certification concerning whether or not a Tax Credit was obtained or was attempted to be obtained by the Lender as well as reasonable detail concerning the amount of the Tax Credit. No Finance Party is obliged to disclose any information regarding its Tax affairs or computations to any other person.

12.4	Exception to the gross-up

The Company is not required to pay an additional amount for the account of a Lender under Clause 12.1 (Gross-up):

(i)	to the extent that the obligation to pay the additional amount would not have arisen but for the failure by that Lender to provide (within a reasonable period after being requested to do so by the Company or the Facility Agent and at the cost of the Company) any form, certificate or other documentation:

(A)	the provision of which would have relieved (in whole or in part) the Company from the relevant withholding obligation; and

(B)	which it is fully within the power of the Lender to provide;

(ii)	if that Lender has not complied with its obligations under Clause 12.5(a) (Tax confirmation) for a period of 90 days from the date that Lender became aware that it could not give the confirmation referred to in Clause 12.5(a) (Tax confirmation); or

(iii)	the confirmation provided by that Lender under Clause 12.5(a) (Tax confirmation) is incorrect when made.

12.5	Tax confirmation

(a)	Each Lender (other than a Lender with its Facility Office situated in the Republic) confirms to the Company that on the date of this Agreement (or if it only subsequently becomes a Party to this Agreement, on that date) under the terms of a double taxation treaty between the jurisdiction in which that Lender is resident and the Republic payments due to it under the Finance Documents may be made without deduction or withholding on account of any Tax imposed or levied by the Republic (or any political subdivision or taxing authority of the Republic) under the laws of the Republic, as interpreted and applied at that time.

(b)	If a Lender becomes aware that it could not, on any particular day, give the confirmation referred to in paragraph (a) of this Clause 12.5, it shall promptly but in any event within 90 days, notify such to the Company (through the Facility Agent).

12.6	Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.7	Value added taxes

(a)	Any amount (including costs, fees and expenses) payable under a Finance Document by the Company is exclusive of any value added tax or similar tax that might be chargeable in connection with that amount. If any such value added tax or similar tax is chargeable, the Company must pay (in addition to and at the same time as it pays that amount) an amount equal to the amount of that value added tax or similar tax.

(b)	The obligation of the Company under paragraph (a) of this Clause 12.7 will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant value added tax or similar tax.

13.	INCREASED COSTS

13.1	Increased Costs

Except as hereinafter provided in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or its Holding Company as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.

Each Finance Party agrees to notify the Company promptly upon becoming aware that this Clause 13.1 applies.

13.2	Exceptions

The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or its Holding Company;

(c)	attributable to a Finance Party or its Holding Company wilfully failing to comply with any law or regulation; or

(d)	attributable to the failure of the relevant Finance Party or its Holding Company to notify the Company of that increased cost within 45 days of becoming aware of it.

13.3	Claims

(a)	A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

14.	MITIGATION

14.1	Mitigation

If circumstances arise that would, or would on the giving of notice, result in:

(a)	any additional amounts becoming payable under Clause 12 (Taxes); or

(b)	any amount becoming payable under Clause 13 (Increased costs); or

(c)	any prepayment or cancellation under Clause 8 (Prepayment and Cancellation); or

(d)	a Finance Party incurring any cost of complying with the minimum reserve requirements of its supervising and regulating entity,

then, without limiting the obligations of the Company under this Agreement and without prejudice to the terms of Clauses 12 (Taxes), 13 (Increased costs) and 10 (Prepayment and Cancellation), the relevant Lender shall, in consultation with the Company, take such reasonable steps as may be open to it to mitigate or remove the relevant circumstance, including (without limitation) changing its Facility Office to one in another jurisdiction or the transfer of its rights and obligations under this Agreement to another person, unless to do so might (in the reasonable opinion of the Lender) be materially prejudicial to it.

15.	PAYMENTS

15.1	Place

Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than ten Business Days’ prior notice.

15.2	Funds

Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may acting reasonably specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)	Each payment received by the Facility Agent under the Finance Documents for another Party must, except as hereinafter provided, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than ten Business Days’ prior notice.

(b)	The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)	Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euros.

15.5	No set-off or counterclaim

All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day that is not a Business Day, the due date for that payment will instead be the next Business Day.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)	If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) of this Clause 15.7.

(c)	This Sub-clause will override any appropriation made by the Company.

15.8	Timing of payments

If a Finance Document does not provide for when a particular payment is due, that payment will be due 30 days after receipt by the Company of a claim (accompanied by, if available, separate invoices) signed on behalf of the relevant Finance Party specifying the amount due, the provision of the Finance Document under which the Company’s liability to pay arises and setting out in reasonable detail a calculation of the amount due.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties

The Company makes the representations and warranties set out in this Clause 16 (Representations and warranties) to each Finance Party.

16.2	Status

(a)	It is a limited liability company duly organised and validly existing under the laws of the Republic.

(b)	It has the power to own its property and Assets.

(c)	It has power to carry on its business as it is now being conducted.

16.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise, the execution, delivery and performance of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity

Each Finance Document to which it is a party:

(a)	constitutes, or when executed will constitute, its legal, valid and binding obligation enforceable in accordance with its terms; and

(b)	is in proper form for its enforcement in the Republic if accompanied by a certified Slovak translation;

save that enforcement of the Company’s obligations under the Finance Documents may be affected by insolvency, bankruptcy and similar laws affecting the rights of creditors generally.

16.5	Non-conflict

The execution, delivery and performance of the Finance Documents to which it is or will be a party by it will not:

(a)	violate in any respect any provision of:

(i)	any applicable law or regulation of the Republic or any order of any governmental, judicial or public body or authority in the Republic binding on the Company; or

(ii)	the laws and documents incorporating and constituting the Company; or

(iii)	any mortgage, agreement or other financial undertaking or instrument to which the Company is a party or which is binding upon or any Assets of the Company; or

(b)	to the best of the Company’s knowledge result in the creation or imposition of any Security Interest on any Assets of the Company pursuant to the provisions of any mortgage, agreement or other undertaking or instrument to which the Company is a party or which is binding upon it.

16.6	No default

No Default is outstanding.

16.7	Authorisations

All authorisations and other requirements of governmental, judicial and public bodies and authorities required by any member of the Group or advisable in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents have been obtained or effected and are in full force and effect.

16.8	Litigation

Except to the extent as disclosed in writing to the Facility Agent:

(a)	there is no litigation, arbitration or administrative proceedings relating to any member of the Group that is material to the Company, the same are not current or pending or, to the knowledge of the Company, threatened; and

(b)	no litigation, arbitration or administrative proceedings are current or pending or, to the knowledge of the Company, threatened, which would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents.

16.9	Title

Except to the extent disclosed in writing to the Facility Agent, it has valid leases or good and marketable title to all its material Fixed Assets which are reflected in the most recent audited consolidated financial statements of the Group delivered to the Facility Agent under Clause 16.15 (Financial statements), subject to any disposal permitted under Clause 18.6 (Disposals) and to no Security Interest securing Financial Indebtedness over such Fixed Assets, except any Permitted Security Interest.

16.10	Borrowing limits

The borrowing of the full amount available under this Agreement will not cause any limit on its borrowing or other powers or on the exercise of such powers by its board of directors whether imposed by the Company’s Articles of Association or similar document or by statute, regulation, or agreement, to be exceeded.

16.11	Immunity

Subject to any general provisions of law with respect to immunity of certain assets from attachment and from execution, referred to in any legal opinion required under this Agreement, it is not entitled to claim immunity from suit, attachment, enforcement or other legal process in the Republic.

16.12	Solvency

(a)	It is not insolvent (in Slovak, v úpadku); and

(b)	it has not taken any action nor, so far as it is aware have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution, reorganisation, or bankruptcy the enforcement of any encumbrance over its assets or for the appointment of a receiver, administrative receiver or administrator, trustee or similar officer of it or of any or all of its assets or revenues.

16.13	Information

(a)	All factual information provided in writing by an officer of any member of the Group, U. S. Steel or any Subsidiary of U. S. Steel to the Finance Parties in connection with the Finance Documents was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given by that person.

(b)	Nothing was omitted from the information referred to in paragraph (a) of this Clause 16.13 that, if disclosed, would make that information untrue or misleading in any material respect.

(c)	Nothing has occurred since the date of the information referred to in paragraph (a) of this Clause 16.13 that, if disclosed, would make that information untrue or mislead in any material respect.

16.14	No notarial deed

No member of the Group has created any notarial deed (as referred to in section 41(2) of the Slovak Act No. 233/1995 Coll. as amended or section 274(e) of the Slovak Act No. 99/1963 Coll., in its wording up to 31 August 2005 respectively) in relation to any Financial Indebtedness.

16.15	Financial statements

Its audited consolidated financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the financial statements of the Company for the year ended 31 December 2007):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its consolidated financial condition as at the date to which they were drawn up,

except, in each case, as disclosed to the contrary in those financial statements.

16.16	Slovak Banking Act

(a)	It represents that it is not a person having any special relationship (osobitný vzt’ah) as defined in the Slovak Act No. 483/2001 Coll., as amended, to any Lender.

(b)	When making any payment under or in connection with any Finance Document, it will use solely the funds owned by it.

(c)	It is entering into each Finance Document as a principal and not as agent and, in its own name on its own account.

16.17	ERISA

Each Plan of the Company and of each ERISA Affiliate of the Company complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan. Neither the Company nor any of its ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan (as defined by ERISA) or initiated any steps to do so.

16.18	Margin Regulations

Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

16.19	Material adverse change

Since 31 December 2007, there has not been any material adverse change in the business, Assets, regulation or financial condition of the Company that would reasonably be expected to have a material adverse effect on the Company’s ability to perform its obligations under the Finance Documents.

16.20	Times for making representations and warranties

(a)	The Company makes the representations and warranties set out in this Clause on the date of this Agreement.

(b)	Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by the Company on the date of each Request and the first day of each Term except that the representations and warranties in Clause 16.5(a)(iii) and (b) (Non-conflict), 16.8(a) (Litigation) and 16.17 (ERISA) shall not be repeated by the Company.

(c)	When the representation and warranty in Clause 16.6 (No default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Loan (other than the first Term for that Loan), the reference to a Default will be construed as a reference to an Event of Default.

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Duration

The undertakings in this Clause 17 (Information Covenants) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under any Finance Document.

17.2	Financial Information

The Company shall furnish to the Facility Agent in sufficient copies for all Lenders:

(a)	the audited unconsolidated financial statements of the Company including the report of independent auditors and accompanying notes for each of its financial years as soon as practicable (and in any event within 30 days from the date when the consolidated financial statements are required to be prepared by law),

and

the audited consolidated financial statements of the Group including the report of independent auditors and accompanying notes for each of its financial years as soon as practicable (and in any event within 210 days after the end of each of its financial years), such financial statements:

(i)	to be prepared in accordance with International Financial Reporting Standards consistently applied;

(ii)	to be audited by an internationally recognised firm of accountants;

(iii)	to give a true and fair view of the financial condition of the Group and the result of its operations for the period ended on the date to which such financial statements were prepared; and

(iv)	signed by the Chief Financial Officer, or by two senior officers of the Company;

(b)	the unaudited consolidated balance sheet and income statements of the Group to be prepared in accordance with USGAAP consistently applied, semi-annually, i.e.:

(i)	for each of its financial years as soon as practicable (and in any event within 120 days after the end of each of its financial years) certified by the chief financial officer (or equivalent) of the Company; and

(ii)	for the first half of each of its financial years as soon as practicable (and in any event within 60 days after the end of the first half of each of its financial years) certified by the chief financial officer (or equivalent) of the Company; and

(c)	together with the financial statements referred to in paragraph (a) of this Clause 17.2, a certificate of the Company signed by the chief financial officer (or equivalent) of the Company certifying:

(i)	that no Event of Default has occurred (or, if it has, specifying it and the steps being taken to remedy it); and

(ii)	the identity of its all Subsidiaries.

(A)	whose total assets (being the total of fixed assets and current assets) (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 7.5 per cent, of the Company’s total consolidated fixed assets: and/or

(B)	whose gross revenues (being gross revenues less internal revenues (excluding exceptionals), before operating expenses and depreciation) (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 7.5 per cent, of the consolidated gross revenues of the Group (being gross revenues (excluding exceptionals) before operating expenses and depreciation on a consolidated basis as shown in the Latest Accounts).

17.3	Information - miscellaneous

(a)	The Company shall furnish to the Facility Agent from time to time with reasonable promptness, such further information regarding the business and financial condition of the Company as the Facility Agent may reasonably request.

(b)	The Company shall promptly notify the Facility Agent of any material business or financial event, including without limitation, any litigation, arbitration, administrative or other proceedings being commenced, which would reasonably be expected to adversely affect its ability to perform its obligations under the Finance Documents.

(c)	Subject to paragraph (d) of this Clause 17.3, the Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence that is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(d)	The Company is only required to supply any information under paragraph (a) of this Clause 17.3, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Company or any change in the composition of shareholders of the Company after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(e)	Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence that is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

(f)	The Company shall promptly, but no later than on 30th day after the date of the Agreement, deliver to the Facility Agent a copy of a resolution of the executives of the Company approving the terms of, and the transactions contemplated by, this Agreement, certified by an authorised signatory of the Company to be true, correct and complete and in full force and effect at its date.

17.4	Notification of Default

(a)	The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.5	Slovak banking regulations

(a)	Subject to paragraph (b) of this Clause 17.5, in case of any change to: (i) the amount of the Company’s registered capital; or (ii) the participation interest(s) in the Company; or (iii) the voting rights attached to any and all participation interest(s) in the Company, the Company must supply to the Facility Agent in sufficient copies for all Lenders a list of its participants reflecting the situation after such change, promptly after the effectiveness of such change but in each case no later than within five Business Days after the effectiveness of such change.

(b)	The Company is not obliged to supply the list of participants under paragraph (a) of this Clause 17.5 if any such change concerns a participant (in Slovak, spoločník) holding: (i) a participation interest not exceeding 10 per cent. of the registered capital of the Company; or (ii) voting rights not exceeding 10 per cent. of all voting rights in the Company.

(c)	For the purposes of this Clause, a list of participants means a list of persons (whether individuals or legal entities) holding: (i) a participation interest exceeding 10 per cent. of the registered capital of the Company; or (ii) voting rights exceeding 10 per cent. of all voting rights in the Company, containing:

(A)	in case of individuals, the name, family name, business name, identification number or birth certificate number, permanent address or place of business (if different from the permanent address) of that participant; and

(B)	in case of legal entities, the business name, the legal form, identification number and the registered seat of that participant.

18.	GENERAL COVENANTS

18.1	Authorisations

The Company shall obtain and promptly renew from time to time all authorisations as may be required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents, or required for the validity or enforceability of any Finance Document, shall comply with the terms of the same and will ensure the availability and transferability of sufficient foreign exchange to enable it to comply with its obligations under the Finance Documents.

18.2	Corporate existence

(a)	The Company shall maintain its corporate existence and its right to carry on its operations and will acquire, maintain and renew all rights, licences, concessions, contracts, powers, privileges, leases, lands, sanctions and franchises necessary or useful for the conduct of its operations except, in each case, where the failure to do so would not reasonably be expected to materially adversely affect the Company’s ability to perform its obligations under the Finance Documents.

(b)	The Company shall not:

(i)	change its name; or

(ii)	change its financial year end from 31 December.

18.3	Insurance

The Company shall effect and maintain such insurance over and in respect of its Assets and business covering such risks and in such amounts as U. S. Steel maintains from time to time with respect to other similar steel-making facilities owned by U. S. Steel, subject to such deductibles and other forms of self-insurance as from time to time are generally applicable to such other steel-making facilities provided such coverage is available to the Company on similar or better terms.

18.4	Pari passu

The Company shall procure that its obligations under the Finance Documents do and will constitute its direct, unconditional, unsecured, unsubordinated and general obligations and do and will rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness issued, created or assumed by it other than amounts which are afforded priority by applicable law.

18.5	Negative pledge

The Company shall not without the prior consent of the Facility Agent in writing, create, assume or permit to exist any Security Interest over all or any of its Assets to secure Financial Indebtedness other than a Permitted Security Interest.

18.6	Disposals

(a)	Except with the prior consent of the Facility Agent in writing or as provided in paragraph (b) of this Clause 18.6, the Company shall not either in a single transaction or in a series of transactions whether related or not and whether voluntary or involuntary, sell, transfer, grant or lease or otherwise dispose of (in each case whether conditionally or otherwise) any of its Fixed Assets other than Permitted Disposals.

(b)	Notwithstanding paragraph (a) of this Clause 18.6, in any financial year of the Company, Fixed Assets having an aggregate book value in, or included for the purposes of, the Latest Accounts, not exceeding the aggregate of 30 per cent. of all Fixed Assets (as shown in or included for the purposes of the Latest Accounts) may be disposed of where the disposal is on arm’s length commercial terms; provided, however, that in no case shall the Company be permitted to dispose of more than 50 per cent of all Fixed Assets (as shown in or included for purpose of the consolidated financial statement of the Company for the one year period ended 31 December 2007).

18.7	Mergers

The Company shall not, without the prior consent of the Facility Agent in writing, enter into any merger or other arrangement of a similar nature other than a Permitted Merger.

18.8	Change of business

Except with the prior consent of the Facility Agent in writing, the Company shall not make or threaten to make any substantial change in its business as conducted on the date of this Agreement.

18.9	Environmental compliance

Except to the extent disclosed in writing to the Facility Agent, the Company shall comply with applicable Environmental Law except where failure to do so would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents. For this purpose, Environmental Law means:

(a)	all environmental authorisations applicable to the Company; and

(b)	all other applicable environmental laws, rules and regulations concerning the protection of human health or the environment or the transportation of any substance capable of causing harm to man or any other living organism or the environment or public health or welfare, including, without limitation, hazardous, toxic, radioactive or dangerous waste.

18.10	Borrowing

The Company shall not, and the Company shall procure that no member of the Group shall incur any Financial Indebtedness other than:

(a)	Financial Indebtedness not exceeding €600,000,000 (or its equivalent) in aggregate (including amounts borrowed under the Finance Documents);

(b)	Financial Indebtedness upon terms approved by the Facility Agent acting on the instructions of the Majority Lenders;

(c)	currency and commodity hedging used only to mitigate the risks relating to fluctuations in currencies and commodity prices, provided each such hedging arrangement is entered into for a period no longer than 18 months;

(d)	for the avoidance of doubt, operating lease obligations;

(e)	for the avoidance of doubt, trade payables and other contractual obligations to suppliers and customers in the ordinary course of trading;

(f)	debt subordinated to the Loans under subordination agreements acceptable to the Facility Agent; and

(g)	any refinancing of any of the foregoing up to the same principal amount.

18.11	No notarial deed

The Company shall not and the Company shall procure that no other member of the Group will, create any notarial deed (as referred to in section 41(2) of the Slovak Act No. 233/1995 Coll., as amended) in relation to any Financial Indebtedness.

18.12	No Margin Stock

The Company may not:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(b)	use any Loan or allow any Loan to be used, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

19.	DEFAULT

19.1	Events of Default

Each of the events set out in Clauses 19.2 (Non-payment) to 19.10 (Ownership of the Company) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Company or any other person).

19.2	Non-payment

The Company does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and (if the failure to pay is caused solely by technical or administrative error) it is not remedied within five Business Days of its due date.

19.3	Breach of other obligations

The Company fails to comply with any of its obligations under the Finance Documents (other than those referred to in Clause 19.2 (Non-payment)) and the failure to comply (if it is capable of remedy) remains unremedied for 30 days after the Facility Agent gives the Company notice of the failure to comply.

19.4	Misrepresentation

Any representation, warranty or statement made or repeated in the Finance Documents or in any written certificate or statement delivered, made or issued by or on behalf of the Company under the Finance Documents or in connection with the Finance Documents shall at any time be incorrect in any respect when so made or repeated or deemed to be made or repeated and the circumstances giving rise to such misrepresentation would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents.

19.5	Insolvency/enforcement

(a)	Any action shall be taken by the Company or one of its Affiliates for the dissolution or termination of existence or liquidation of the Company; or

(b)	an application by the Company for bankruptcy (konkurz), restructuring (reštrukturalizácia) or moratorium, or an arrangement with creditors of the Company is entered into, or any other proceeding or arrangement by which the Assets of the Company are submitted to the control of its creditors occurs or is entered into; or

(c)	the Company is adjudged a bankrupt pursuant to a final non-appealable order; or

(d)	there shall be appointed a liquidator, trustee, administrator, receiver or similar officer of the Company or a receiver of all or substantially all of the Assets of the Company; or

(e)	all or substantially all of the Assets of the Company shall be attached or distrained upon or the same shall become subject at any time to any order of a court or other process and such attachment, distraint, order or process shall remain in effect and shall not be discharged within thirty days; or

(f)	the Company shall become insolvent (in Slovak, v úpadku) or be declared insolvent by a competent governmental or judicial authority or shall admit in writing its inability to pay its debts as they fall due; or

(g)	a moratorium shall be made or declared in respect of all or any Financial Indebtedness of the Company.

19.6	Cessation of business

The Company ceases or threatens to cease to carry on the whole or a substantial part of its business, save as permitted by Clause 18.6 (Disposals) and Clause 18.7 (Mergers).

19.7	Revocation of authorisation

(a)	Any authorisation or other requirement of any governmental, judicial or public body or authority necessary to enable the Company under any applicable law or regulation to perform its obligations under the Finance Documents or for its businesses or required for the validity or enforceability of the Finance Documents shall be modified, revoked, withdrawn or withheld in any material respect or shall fail to remain in full force and effect for more than 30 days.

(b)	The Company fails to comply with any authorisation or other requirement set out in paragraph (a) of this Clause 19.7.

19.8	Expropriation

All or any substantial part of the Assets of the Company shall be seized or expropriated by any authority.

19.9	Unlawfulness

At any time it is unlawful for the Company to perform such of its obligations under the Finance Document as are, in the reasonable opinion of the Facility Agent, material.

19.10	Ownership of the Company

The entire commercial participation of the Company (as determined on an annualised basis for the financial year ended 31 December 2007) after the date of this Agreement ceases to be directly or indirectly beneficially owned by U. S. Steel, unless such cessation results from a Permitted Merger.

19.11	Acceleration

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this Subclause will take effect in accordance with its terms.

20.	THE ADMINISTRATIVE PARTIES

20.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)	perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)	The Facility Agent has only those duties that are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

20.2	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

20.3	No fiduciary duties

(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person.

(b)	No Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

20.4	Individual position of an Administrative Party

(a)	If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

(i)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

20.5	Reliance

The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

20.6	Majority Lenders’ instructions

(a)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Finance Document.

20.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including, without limitation, the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)	has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

20.8	Exclusion of liability

(a)	The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)	The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d) (i)	Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)	Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

20.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement,

it must promptly notify the other Finance Parties.

20.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document that is delivered to the Facility Agent by a Party for that person.

(b)	Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided in paragraphs (a) and (b) of this Clause 20.10, the Facility Agent has no duty:

(i)	either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including, without limitation, any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(d)	In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)	The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group which was supplied to it solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information that, in its opinion, is received by it in its capacity as the Facility Agent.

20.11	Indemnities

(a)	Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender’s Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed by the Company under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent’s gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.

That Party will be regarded as having received the amount so deducted.

20.12	Compliance

Each Administrative Party may refrain from doing anything (including, without limitation, disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

20.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)	If no successor Facility Agent has been appointed under paragraph (b) of this Clause 20.13 within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the Republic.

(e)	The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will thereafter mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost:

(i)	make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and

(ii)	enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.

(g)	Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) of this Clause 20.13, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) of this Clause 20.13.

20.14	Relationship with Lenders

(a)	The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)	The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

20.15	Facility Agent’s management time

If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

20.16	Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

21.	EVIDENCE AND CALCULATIONS

21.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

21.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

21.3	Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

22.	FEES

22.1	Facility Agent’s fee

The Company must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Company.

22.2	Arrangement fee

The Company must pay to the Arrangers for their own account an arrangement fee in the amount and manner agreed in the Fee Letter between the Arrangers and the Company.

22.3	Commitment fee

(a)	The Company must pay to the Facility Agent for each Lender a commitment fee computed at the rate of 0.30 per cent. per annum on the unutilised, uncancelled amount of each Lender’s Commitment.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

23.	INDEMNITIES AND BREAK COSTS

23.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Company’s liability under the Finance Documents (other than by reason of the Facility Agent not performing its obligations under this Agreement) or if that liability is converted into a claim, proof, judgement or order in a currency other than the currency (the contractual currency) in which the liability is expressed to be payable under the relevant Finance Document:

(i)	the Company shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Company concerned shall pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Company shall pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

23.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	Clause 19.11 (Acceleration);

(iii)	any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iv)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(v)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.

The Company’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice that the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

23.3	Break Costs

(a)	The Company must pay to each Lender its Break Costs as compensation if any part of a Loan is prepaid.

(b)	Break Costs are the amount (if any) reasonably determined by the relevant Lender by which:

(i)	the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan to the last day of the applicable Term for that Loan if the principal received had been paid on the last day of that Term;

exceeds

(ii)	the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must promptly supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Clause 23.3.

24.	EXPENSES

24.1	Initial costs

The Company must pay to or reimburse on demand each Administrative Party the amount of all reasonable and documented costs and expenses (including without limitation reasonable legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing, entry into and syndication of the Finance Documents, whether incurred before or after the date of this Agreement, and regardless of whether the Company utilises the facility under this Agreement. In relation to the negotiation, preparation, printing, and entry into of the Finance Documents up until the date of this Agreement, there shall be a cap on legal fees of USD20,000 (excluding VAT).

24.2	Subsequent costs

The Company must pay to or reimburse on demand the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

24.3	Enforcement costs

The Company must pay to each Finance Party the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

25.	AMENDMENTS AND WAIVERS

25.1	Procedure

(a)	Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) of this Clause 25.1. Any such amendment or waiver is binding on all the Parties.

25.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(iv)	an increase in, or an extension of, a Commitment or the Total Commitments;

(v)	a term of a Finance Document which expressly requires the consent of each Lender;

(vi)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(vii)	this Clause 25.2,

may only be made with the consent of all the Lenders.

(b)	An amendment or waiver that relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(c)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

25.3	Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

25.4	Waivers and remedies cumulative

The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

26.	CHANGES TO THE PARTIES

26.1	Assignments and transfers by the Company

The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

26.2	Assignments and transfers by Lenders

(a)	Subject to paragraph (b) of this Clause 26.2, a Lender (the Existing Lender) may, with the consent of the Company (such consent not to be unreasonably withheld or delayed), at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank or financial institution (the New Lender). No consent of the Company is required if an Event of Default has occurred and is outstanding.

(b)	No consent shall be required from the Company if the proposed New Lender is an Affiliate of the Existing Lender or another Existing Lender.

(c)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)	the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(d)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of EUR2,000.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

26.3	Procedure for transfer by way of novations

(a)	In this Subclause:

Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

26.4	Limitation of responsibility of Existing Lender

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by the Company of its obligations under any Finance Document or other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including, without limitation, the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

26.5	Costs resulting from change of Lender or Facility Office

If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost,

then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

26.6	Changes to the Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.	DISCLOSURE OF INFORMATION

(a)	Each Finance Party must keep confidential any information supplied to it by or on behalf of the Company in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

(i)	which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)	in connection with any legal or arbitration proceedings;

(iii)	if required to do so under any law or regulation;

(iv)	to a governmental, banking, taxation or other regulatory authority;

(v)	to its professional advisers;

(vi)	to the extent allowed under paragraph (b) of this Clause 27; or

(vii)	with the agreement of the Company.

(b)	A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

(i)	a copy of any Finance Document; and

(ii)	any information that that Finance Party has acquired under or in connection with any Finance Document.

However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) of this Clause 27 .

(c)	This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

28.	SET-OFF

(a)	A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

(b)	The Company agrees to and confirms a Lender’s rights of banker’s lien and set-off under applicable law and nothing herein shall be deemed a waiver or prohibition of such right. Each Finance Party agrees to exercise such rights only after the Company’s failure to pay following proper demand and to promptly notify the Company after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

29.	PRO RATA SHARING

29.1	Redistribution

If any amount owing by the Company under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)	the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

29.2	Effect of redistribution

(a)	The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)	When the Facility Agent makes a distribution under paragraph (a) of this Clause 29.2, the recovering Finance Party will be subrogated to the rights of the Finance Parties that have shared in that redistribution.

(c)	If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) of this Clause 29.2, the Company will owe the recovering Finance Party a debt that is equal to the redistribution, immediately payable and of the type originally discharged.

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) of this Clause 29.2 will operate in reverse to the extent of the reimbursement.

29.3	Exceptions

Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)	it would not, after the payment, have a valid claim against the Company in the amount of the redistribution; or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)	the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

30.	SEVERABILITY

If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

31.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

32.	NOTICES

32.1	Giving of notices

All notices or other communications under or in connection with this Agreement shall be given in writing and, unless otherwise stated, may be made by letter or facsimile. Any such notice will be deemed to be given as follows:

(a)	if by letter, when delivered personally or on actual receipt; and

(b)	if by facsimile, when received in legible form.

However, a notice given in accordance with this Clause 32.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

32.2	Addresses for notices

(a)	The address and facsimile number of the Company are:

U. S. Steel Košice, s.r.o.

Vstupný areál U. S. Steel

04454 Košice,

The Slovak Republic

Attention:	Chief Financial Officer
Fax:	421-95-673-0858

and copied to:

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219

Attention:	Assistant Treasurer - Finance & Risk Management
Fax	001 412 433 4756

or such other as the Company may notify to the Facility Agent by not less than five Business Days’ notice.

(b)	The address and facsimile number of the Facility Agent are:

ING Bank N. V., London Branch

60 London Wall

London EC2M 5TQ

United Kingdom

Attention:	Magdalena Pabich/Craig Baker
Tel number:	+44 207 767 5616/5617
Fax number:	+44 207 767 7324
E-mail:	magdalena.pabich@uk.ing.com/craig.baker@uk.ing.com

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days’ notice.

32.3	The Company

All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

33.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)	(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

34.	GOVERNING LAW

This Agreement is governed by English law.

35.	ENFORCEMENT

35.1	Jurisdiction

(a)	The English courts have jurisdiction to settle any dispute in connection with any Finance Document.

(b)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

(c)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

35.2	Service of process

Without prejudice to any other mode of service, the Company:

(a)	irrevocably appoints The London Law Agency Limited 69 Southampton Row, London WC1B 4ET, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees to maintain such an agent for service of process in England for so long as any amount is outstanding under this Agreement;

(c)	agrees that failure by the process agent to notify the Company of the process will not invalidate the proceedings concerned;

(d)	consents to the service of process relating to any such proceedings by the delivery a copy of the process at its address for the time being applying under Clause 32.2 (Addresses for notices); and

(e)	agrees that if the appointment of any person mentioned in paragraph (a) of this Clause 35.2 ceases to be effective, the Company shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent is entitled to appoint such a person by notice to the Company.

35.3	Forum convenience and enforcement abroad

The Company:

(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)	agrees that a judgement or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

35.4	Non-exclusivity

Nothing in this Clause 35 limits the right of a Finance Party to bring proceedings against the Company in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

35.5	Waiver of immunity

The Company irrevocably and unconditionally:-

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

35.6	Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

ORIGINAL PARTIES

Name of Original Lender	Commitments
COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava	€50,000,000

ING Bank N.V., pobočka zahraničnej banky	€50,000,000

Slovenská sporitel’ňa	€50,000,000

Citibank NA, Bahrain	€25,000,000

HSBC Bank plc, pobočka zahraničnej banky ][1]	€25,000,000

Total Commitments	€200,000,000

[1]	If there is a U.K. Non-Bank Lender, this should be expressly stated.

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

1.	A copy of the constitutional documents of the Company.

2.	A specimen of the signature of each person authorised to sign this Agreement on behalf of the Company and to sign and/or despatch all documents and notices to be signed and/or despatched by the Company under or in connection with this Agreement.

3.	Evidence that the process agent referred to in Clause 35.2 (Service of process) has accepted its appointment under that Clause.

4.	An extract from the Company’s entry in the Commercial Registry, sealed/stamped by the Košice Commercial Registry, as at a date no earlier than one week prior to the date of the Agreement and certified by an authorised signatory of the Company, as at a date no earlier than the date of this Agreement, confirming the accuracy of all facts shown in the extract, except with respect to the attached amendments which have been filed with the Commercial Registry.

5.	A copy of any other authorisation or other document, opinion or assurance that the Facility Agent, acting reasonably, considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

6.	A certificate of an authorised signatory of U. S. Steel certifying that the Company is a 100% owned Subsidiary of U. S. Steel.

7.	A certificate of an authorised signatory of the Company certifying that each copy document delivered under this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8. (a)	A legal opinion of a legal adviser in the Republic, substantially in the form of Schedule 5, addressed to the Facility Agent;

(b)	a legal opinion of Allen & Overy, legal advisers to the Lenders in relation to the laws of the Republic, substantially in the form of Schedule 6, addressed to the Facility Agent; and

(c)	a legal opinion of Allen & Overy, legal advisers to the Lenders in relation to the laws of England, substantially in the form of Schedule 7, addressed to the Facility Agent.

9.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

SCHEDULE 3

FORM OF REQUEST

To:	ING Bank N.V., London Branch as Facility Agent
From:	[ ]
Date:	[ ]

U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement

dated [            ], 2008 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ];

(b)	Amount/currency: [ ];

(c)	Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement that must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

6.

With reference to Clause 17.5, we [confirm that no change referred to in Clause 17.5 has occurred since [the date of the Agreement/the date of our preceding Request]2/attach the up-to-date list of participants of the Company].[3]

By:

[                    ]

[2]	Delete as applicable.
[3]	Delete as applicable.

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To:	ING Bank N.V., London Branch as Facility Agent
From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)
Date:	[ ]

U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement

dated [                    ], 2008 (the Agreement)

We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the following Schedule in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	[The New Lender is a UK Non-Bank Lender.]

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations in respect of this Transfer Certificate contained in the Agreement.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be transferred by novation

[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender

[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

By:	By:

The Transfer Date is confirmed by the Facility Agent as [                    ].

ING Bank N.V., London Branch

By:

Accepted:

U. S. Steel Košice, s.r.o.

By:

By:

Note: It is the responsibility of each New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

SCHEDULE 5

FORM OF LEGAL OPINION OF LEGAL ADVISER TO THE COMPANY

2 July 2008

United States Steel Corporation	Elena Petrášková General Attorney
Law Department
600 Grant Street
Pittsburgh, PA 15219-2800

The Finance Parties named

as original parties to the Facility

Agreement (hereinafter defined)

Ladies and Gentlemen:

Re:	€200,000,000 Credit Agreement dated 2 July 2008 with U. S. Steel Košice, s.r.o. as the borrower

I am currently a General Attorney of United States Steel Corporation and have been educated and practice in the Slovak Republic. My previous position was Assistant General Counsel of U. S. Steel Košice, s.r.o., a company organized and existing under the laws of the Slovak Republic (the “Company”). This opinion is being delivered in connection with the execution and delivery of the €200,000,000 Credit Agreement dated 2 July 2008 entered into (inter alia) between the Company as borrower and Commerzbank Aktiengesellschaft, pobočka zahraničnej banky, Bratislava, ING Bank N.V., pobočka zahraničnej banky and Slovenská sporitel’ňa, a.s. as mandated lead arrangers (the “Agreement”).

Capitalized terms that are used in this opinion letter that are not defined have the same meanings given to them in the Agreement.

In giving this opinion I have examined the following documents:

1.	an executed copy of the Agreement; and

2.	the following corporate documents of the Company:

a.	an extract of the Company Register of the District Court Košice 1, Section Sro, insert No. 11711/V of 30 June, 2008 in respect of the Company;

b.	a copy of the foundation agreement of the Company dated 7th June, 2000; and

c.	a copy of the Memorandum of Association of the Company in full wording dated 11 June 2008.

I or persons under my supervision have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as they and I have deemed necessary or advisable for purposes of this opinion

In rendering this opinion I made the following assumptions:

1.	that the Agreement has been duly authorised, executed and delivered by or on behalf of each of the parties thereto other than the Company;

2.	the genuineness of all signatures on all documents, the authenticity and completeness of all documents submitted to me as originals and the completeness and conformity to the original documents of all documents submitted to me as copies; and

3.	that the Agreement constitutes a legal, valid, binding and enforceable obligation of the Company in accordance with its terms under English law, and is binding on the Parties.

This opinion is limited to the laws of the Slovak Republic currently in force and I have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction. I express no opinion as to matters of fact. This opinion is given subject to matters not disclosed to me and about which I have no knowledge. I assume that there are no facts that would affect the conclusions in this opinion.

Based on the foregoing and subject to the foregoing assumptions and the following qualifications, I am of the opinion that, so far as the laws of the Slovak Republic is concerned at the date of this opinion:

1.	Status. The Company is a limited liability company organised under the laws of the Slovak Republic.

2.	Powers and authority. The Company has the corporate power and authority to enter into and perform the obligations expressed to be assumed by it under the Agreement and to borrow thereunder and, has taken all necessary corporate action to authorise the execution and performance by the Company of the Agreement and the borrowing by the Company of the Loans. According to Section 13(4) and 133(3) of the Slovak Commercial Code (Act No. 513/1991 Coll., as amended), any restriction of the authority of a company’s statutory body to act for the company shall be ineffective vis-à-vis third parties (any disclosure of that restriction notwithstanding).

3.	Execution. The Agreement has been duly executed and delivered by the Company.

4.	Legal validity. The Agreement constitutes a legal, valid, binding and enforceable obligation of the Company in accordance with its terms and (subject to the preparation of the official translation into the Slovak language) is in the proper form for its enforcement in the courts of the Slovak Republic.

5.	Non-conflict. The execution by the Company of the Agreement does not, and its performance of that agreement will not, violate: (i) any mandatory provision of any Slovak law or regulation or the Constitution of the Slovak Republic; (ii) the constitutional documents of the Company or (iii) any other agreement, document or obligation that is binding upon the Company or any of its Assets.

6.	Consents. No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of governmental, judicial or public bodies and authorities of the Slovak Republic are required in connection with the Company’s entry into or performance of the Agreement, or for its validity or enforceability against the Company.

7.	Signatories. Miroslav Kiral’varga and William C. King have the right and power to execute the Agreement and to give any notices to the Facility Agent thereunder.

8.	Pari passu ranking. The obligations of the Company under the Agreement rank at least pari passu with all its other present or future unsecured and unsubordinated obligations save as provided under mandatory provisions of Slovak law.

9.	Borrowing limits. The borrowing of the full amount available under the Agreement will not cause any limit on the Company’s borrowing or other powers or on the exercise of such powers by its executives, whether imposed by the Company’s Memorandum of Association or similar document or by statute, regulation, or agreement, to be exceeded.

10.	Stamp duties. Except for court fees and sworn translators’ fees payable in connection with proceedings to enforce the Agreement and for any applicable notarial charges, there are no stamp, transfer or registration fees or similar taxes, charges or duties payable in the Slovak Republic in connection with the execution or enforcement of the Agreement.

11.	No immunity.

a.	the Company is subject to civil and commercial law with respect to its obligations under the Agreement, and its entry into and performance of the Agreement constitutes private and commercial acts; and

b.	neither the Company nor any of its assets located in the Slovak Republic enjoys any right of immunity from suit, attachment prior to judgement or other legal process in respect of its obligations under the Agreement.

12.	Bankruptcy. The Company has not been declared bankrupt and no step has been or is being taken by the Company nor am I aware of any other step being taken in respect of the Company, for bankruptcy or any similar proceedings in relation to the Company or any of its Assets.

13.	Application of governing law. The choice of English law as the governing law of the Agreement would be upheld as a valid choice of law by the courts of the Slovak Republic.

14.	Jurisdiction. The submission by the Company to the jurisdiction of the English courts under Clause 37 of the Agreement is a valid and binding submission to jurisdiction in respect of the Agreement and not subject to revocation.

15.	Enforcement of foreign judgements awards.

A judgement duly obtained in the English courts shall be recognised and enforced in the Slovak Republic unless:

a.	the matter is one within the exclusive jurisdiction of the courts of a Member State of the European Union other than the courts of England pursuant to the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, as amended; or

b.	the decision is not final or enforceable in the state where it has been issued; or

c.	the party against whom such judgement is sought to be enforced has been deprived of an opportunity to participate in the foreign proceedings, especially if the summons or notice of the commencement of the foreign proceedings has not been duly served on the party; this exception does not apply if the party has not filed an appeal against the foreign judgement that has been duly served on it or if the party has waived the applicability of this exception; or

d.	a final decision in the same matter has previously been reached by a court of the Slovak Republic or by a foreign authority if that foreign authority’s decision has been, or would be, enforced in the Slovak Republic; or

e.	recognition of the foreign judgement would be contrary to public policy (ordre public) of the Slovak Republic.

16.	Foreign currency judgements awards. A judgement duly obtained in the courts of England in respect of the Agreement given in Euros, Canadian Dollars or USD, and being enforced in the Slovak Republic in Euros, Canadian Dollars or USD respectively, would be implemented in Euros, Canadian Dollars or USD respectively.

This opinion is subject to the following qualifications:

1.	The validity, enforceability and effectiveness of the Agreement against the Company are limited by all bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally.

2.	References in this opinion to the term “enforceable” mean that each obligation or document is of a type and form that the Slovak courts would enforce. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to inter alia the nature of the remedies available in the Slovak courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of other principles of law of general application (such as e.g. the concept of fair business conduct) and all limitations resulting from the laws of bankruptcy, insolvency, liquidation, forced administration, any statutes of limitation and lapse of time or other laws affecting generally the enforcement of creditors’ rights.

3.	Any subsidies or other funds obtained by the Company from the state budget or from the budget of the European Union or any assets purchased from funds originated from the state budget are immune from attachment and from execution and would not be available to creditors in any enforcement proceedings.

4.	Under the Foreign Exchange Act No. 202/1995 Coll., as amended, if the Government of the Slovak Republic declares a foreign exchange emergency, payments in foreign currency or abroad generally may be suspended for the duration of such emergency (not to exceed three months at any one time).

5.	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

6.	Slovak courts may not give effect to any indemnity for legal costs incurred by a litigant in proceedings before Slovak courts.

This opinion expresses Slovak legal concepts in English. Such concepts are not always capable of precise expression in English without an extensive comparative law analysis that would not be appropriate for an opinion of this kind.

This opinion is given exclusively in connection with the Agreement and for no other purpose. It is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.

This opinion is given solely to the Finance Parties that are the original parties to the Agreement and may not be given to or relied upon, by any other person.

Yours faithfully,

Elena Petrášková

General Attorney

SCHEDULE 6

FORM OF ENGLISH LEGAL OPINION

To:	The Finance Parties named

original parties to the Agreement

(as defined below).

[DATE]

Dear Sirs,

U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement

dated [            ], 2008 (the Agreement)

We have acted as legal advisers as to the laws of England to ING Bank N.V., Amstelveenseweg 500, 1081KL Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B (the Client) in connection with the Agreement entered into between the Company, the Mandated Lead Arrangers, the Lead Arrangers, the Facility Agent and the Original Lenders, as specified in the Agreement. In this matter we have taken instructions solely from the Client.

Words defined in the Agreement have the same meaning when used in this opinion.

We have examined an executed copy of the Agreement and the legal opinions referred to in Schedule 2 to the Agreement (contained in Schedules 5 and 7 to the Agreement).

We have not examined any other document entered into by or affecting the Company or any corporate or other records of the Company and have not made any other inquiries concerning it.

This opinion is limited to the substantive laws of England currently in force and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction. We express no opinion as to matters of fact. This opinion is given subject to matters not disclosed to use and about which we have no knowledge. We assume that there are no facts that would affect the conclusions in this opinion.

Subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of England are concerned:

1.	Legal validity: The Agreement constitutes a legally binding, valid and enforceable obligation of the Company.

2.	Consents: No authorisations of governmental, judicial or public bodies or authorities in England are required by the Company in connection with the performance, validity or enforceability of its payment obligations under the Agreement.

3.	Registration requirements: It is not necessary or advisable to file, register or record the Agreement in any public place or elsewhere in England.

4.	Stamp duties: No stamp, registration or similar tax or charge is payable in England in respect of the execution or delivery of the Agreement.

5.	Choice of law: The choice of English law as the governing law of the Agreement would be upheld as a valid choice by the courts of England except that where all the other elements relevant to the Agreement at the time of the choice are connected with one country only, the fact that the parties have chosen English law will not prejudice the application of any mandatory rules under the laws of that other country which cannot be derogated from by contract.

The qualifications to which this opinion is subject are as follows:

(a)	We assume that the Agreement has been duly authorised and entered into by each party to it.

(b)	We assume the genuineness of all signatures on all documents, the authenticity and completeness of all documents submitted to us as originals, and the completeness and conformity to the original documents of all documents submitted to us as copies

(c)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(d)	We assume that no foreign law affects the conclusions stated above. We assume, in particular, that, so far as the laws of Slovakia are concerned, the Agreement is a legal, valid, binding and enforceable obligation of the Company. In this regard we have relied on copies of the legal opinions referred to in Schedule 2 to the Agreement (contained in Schedules 5 and 7 to the Agreement), subject to any limitations or qualifications expressed therein.

(e)	An English court may stay proceedings if concurrent proceedings are being brought elsewhere.

(f)	The term enforceable means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations of the Company may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

This opinion is given for the sole benefit of:

(a)	the persons to whom the opinion is addressed; and

(b)	any person that becomes a Lender as part of primary syndication within [x] months of the date of this letter.

This opinion may not be disclosed to anyone else except that it may be disclosed, but only on the express basis that they may not rely on it, to any professional adviser or to any potential assignee, transferee and sub-participant of the Facility or as required by law or regulation.

Yours faithfully,

SCHEDULE 7

FORM OF SLOVAK LEGAL OPINION

To:	The Finance Parties named

as original parties to the Agreement

(as defined below)

[DATE]

Dear Sirs,

U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement

dated [            ], 2008 (the Agreement)

We have acted as legal advisers as to the laws of the Slovak Republic to ING Bank N.V., Amstelveenseweg 500, 1081KL Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B (the Client) in connection with the Agreement entered into between the Company, the Mandated Lead Arrangers, the Lead Arrangers, the Facility Agent and the Original Lenders, as specified in the Agreement. In this matter we have taken instructions solely from the Client.

Terms defined in the Agreement and not defined otherwise herein shall have the same meanings when used herein as therein.

DOCUMENTS

For the purposes of this opinion, we have examined the copies of following documents:

1.	the Agreement;

2.	the following corporate documents of the Company, certified by an authorised signatory for and on behalf of the Company as being true, correct and complete and in full force and effect as at a date no earlier than the date of the Agreement:

(a)	an extract of the Company Register of the District Court Košice 1, Section Sro, insert No. 11711/V dated 30 June 2008 in respect of the Company;

(b)	a copy of the Memorandum of Association of the Company dated 7 June 2000 (original wording); and

(c)	a copy of the Memorandum of Association of the Company in full wording dated 11 June 2008.

Except as stated above, we have not examined any other contracts or documents or any corporate or other records.

ASSUMPTIONS

In giving this opinion we have assumed:

(a)	that the Parties (other than the Company) have taken all necessary actions (including corporate action) to authorise the entry into and performance of the Agreement and that the Agreement has been duly authorised, executed and delivered by or on behalf of the Parties (other than the Company) in accordance with all applicable laws and their respective constitutional documents;

(b)	the genuineness of all signatures on all documents, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to the original documents of all documents submitted to us as copies;

(c)	that the documents referred to in paragraph 2 above were at their date, and remain, accurate and are in full force and effect;

(d)	that the Agreement, and the transactions contemplated thereby, constitutes a legal, valid, binding and enforceable obligation of the Parties (including the Company) in accordance with its terms under English law;

(e)	that the Parties (other than the Company) have the requisite power, capacity and authority to enter into and perform the Agreement;

(f)	that the authorisation, execution, delivery and performance of the Agreement will not contravene any of the provisions of the constitutional documents of any Party (other than the Company);

(g)	that no provision of the laws of any jurisdiction other than the Slovak Republic affects the conclusions of the opinion (e.g. insofar as any obligation is to be performed in any jurisdiction outside the Slovak Republic, its performance will not be illegal or ineffective by virtue of the law of, or contrary to public policy in, that jurisdiction);

(h)	that no petition has been filed to declare bankruptcy with respect to the Company or over its assets or to permit restructuring of the Company and that the Company is not insolvent (in Slovak, v úpadku); and

(i)	that all relevant documents for the purposes of our giving this opinion have been properly disclosed to us and that the Parties have acted in good faith whilst entering into the Agreement.

This opinion is limited to the law of the Slovak Republic currently in force and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction. We express no opinion on any EU Directives not implemented in the Slovak domestic law. We express no opinion as to matters of fact and/or commercial facts. This opinion is given subject to matters not disclosed to us and about which we have no knowledge. We assume that there are no matters of fact that would affect the conclusions in this opinion.

We have not advised as to matters of taxation law and practice.

OPINION

Based on the foregoing and subject to the assumptions set out above and the qualifications set out below, we are of the opinion that, so far as the laws of the Slovak Republic are concerned at the date of this opinion:

1.	Status. The Company is a limited liability company (in Slovak, spoločnost’ s ručením obmedzeným), incorporated with limited liability under the laws of the Slovak Republic.

2.	Powers and authority. The Company has the corporate power to enter into and perform the obligations expressed to be assumed by it under the Agreement and to borrow under the Agreement and, subject to a duly passed resolution of the executives of the Company approving the terms of, and the transactions contemplated by the Agreement and authorising the relevant members of the Company’s statutory body to execute the Agreement on behalf of the Company, has taken all necessary corporate action to authorise the execution and performance of the Agreement. According to Section 13(4) and 133(3) of the Slovak Commercial Code (Act No. 513/1991 Coll., as amended), any restriction of the authority of a company’s statutory body to act for the company shall be ineffective vis-à-vis third parties (any disclosure of that restriction notwithstanding).

3.	Legal validity. The Agreement constitutes legal, valid, binding and enforceable obligations of the Company in accordance with its terms and (subject to the preparation of the official translation into the Slovak language) is in the proper form for its enforcement in the courts of the Slovak Republic.

4.	Non-conflict. The execution by the Company of the Agreement does not, and its performance of the Agreement will not, violate: (i) any mandatory provision of any Slovak law or regulation or the Constitution of the Slovak Republic; or (ii) the constitutional documents of the Company referred to in paragraphs 2(a) to (c) above.

5.	Consents. No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of governmental, judicial or public bodies and authorities of the Slovak Republic are required in connection with the Company’s entry into or performance of the Agreement, or for its validity or enforceability against the Company.

6.	No immunity. Neither the Company nor any of its assets located in the Slovak Republic enjoys any right of immunity from suit, attachment prior to judgement or other legal process in respect of its obligations under the Agreement.

7.	Stamp duties. Except for court fees and sworn translators’ fees payable in connection with proceedings to enforce the Agreement and for any applicable notarial charges, there are no stamp, transfer or registration fees or similar taxes, charges or duties payable in the Slovak Republic in connection with the execution or enforcement of the Agreement.

8.	Governing law. The choice of English law as the governing law of the Agreement would be upheld as a valid choice of law by the courts of the Slovak Republic.

9.	Enforcement of foreign judgments. A judgement duly obtained in the English courts shall be recognised and enforced in the Slovak Republic unless:

(a)	the matter is one within the exclusive jurisdiction of the courts of a Member State of the European Union other than the courts of England pursuant to the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, as amended; or

(b)	the decision is not final or enforceable in the state where it has been issued; or

(c)	the party against whom such judgment is sought to be enforced has been deprived of an opportunity to participate in the foreign proceedings, especially if the summons or notice of the commencement of the foreign proceedings has not been duly served on the party; this exception does not apply if the party has not filed an appeal against the foreign judgment which has been duly served on it or if the party has waived the applicability of this exception; or

(d)	a final decision in the same matter has previously been reached by a court of the Slovak Republic or by a foreign authority if that foreign authority’s decision has been, or would be, enforced in the Slovak Republic; or

(e)	recognition of the foreign judgment would be contrary to public policy (ordre public) of the Slovak Republic.

10.	Foreign currency judgements. A judgement duly obtained in the courts of England in respect of the Agreement given in Canadian Dollars, US Dollars, or euros and being enforced in the Slovak Republic in Canadian Dollars, US Dollars or euros respectively, would be implemented in Canadian Dollars, US Dollars or euros respectively.

11.	Submission to jurisdiction. The submission by the Company to the jurisdiction of English courts will be recognised as a valid and binding submission to jurisdiction in respect of the Agreement.

QUALIFICATIONS

The qualifications to which this opinion is subject are as follows:

(a)	The validity, enforceability and effectiveness of the Agreement against the Company are limited by all bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally.

(b)	References in this opinion to the term “enforceable” mean that each obligation or document is of a type and form which the Slovak courts would enforce. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to inter alia the nature of the remedies available in the Slovak courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of other principles of law of general application (such as e.g. the concept of fair business conduct) and all limitations resulting from the laws of bankruptcy, insolvency, restructuring, liquidation, forced administration, any statutes of limitation and lapse of time or other laws affecting generally the enforcement of creditors’ rights.

(c)	Any subsidies or other funds obtained from the state budget or from the budget of European Union or any assets purchased from funds originated from the state budget or from the budget of European Union are immune from attachment and from execution and would not be available to creditors in any enforcement proceedings.

(d)	Under the Foreign Exchange Act No. 202/1995 Coll., as amended, if a foreign exchange emergency is declared by the Government of the Slovak Republic, payments in foreign currency or abroad generally may be suspended for the duration of such emergency (not to exceed three months at any one time).

(e)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(f)	Slovak courts may not give effect to any indemnity for legal costs incurred by a litigant in proceedings before Slovak courts.

(g)	There could be circumstances in which a Slovak court would not treat as conclusive those certificates and determinations which the Agreement states to be so treated.

(h)	Slovak court may declare that it does not have jurisdiction if the civil proceedings concerning the same or a similar matter have already been commenced by a foreign court or an arbitration tribunal.

(i)	Under the provisions of the Slovak Act No. 97/1963 Coll. on Private and Procedural International Law, as amended, a foreign law may not be applied as the governing law of the Agreement agreed to be governed by a foreign law, or enforced, if such application or enforcement would create a result that would be, contrary to the basic principles of Slovak law including, but not limited to, public order (in Slovak verejný poriadok).

GENERAL

This opinion expresses Slovak legal concepts in English. Such concepts are not always capable of precise expression in English without the extensive comparative law analysis which would not be appropriate for an opinion of this kind.

This opinion is given exclusively in connection with the Agreement and for no other purpose. It is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is issued in understanding that we have no duty to notify any addressees of this opinion or any other person of any changes in Slovak law or its interpretation after the date of this opinion.

This opinion is given solely to the Finance Parties that are named as original parties to the Agreement and may not be given to or relied upon by any other person. You may not give copies of this opinion to others without our prior written permission.

Yours faithfully,

Igor Pálka

Advocate

Allen & Overy Bratislava, s.r.o.

SIGNATORIES

Company

U.S. Steel Košice, s.r.o.

By:	/s/ William C. King
William C. King, Executive

By:	/s/ Miroslav Kiral’varga
Miroslav Kiral’varga, Executive

Mandated Lead Arrangers

COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava

By:	/s/ Peter Dávid
Peter Dávid, Branch Manager

By:	/s/ Renáta Nagyová
Renáta Nagyová, Head of Trade Finance and Transaction Services

ING Bank N.V., pobočka zahraničnej banky

By:	/s/ Robert Sunderman
Robert Sunderman, General Manager

By:	/s/ Katarína Kurucová
Katarína Kurucová, Senior Relationship Manager

Slovenská sporitel’ňa, a.s.

By:	/s/ Samuel Vlčan
Samuel Vlčan, Member of the Board of Directors and Deputy Managing Director

By:	/s/ Zlata Smolková
Zlata Smolková, Director of Large Corporate Client Unit

Lead Arrangers

Citibank NA, Bahrain

By:	/s/ Julia Lachka
Julia Lachka, under a power of attorney

By:	/s/ Zuzana Zemlova
Zuzana Zemlova, under a power of attorney

HSBC Bank plc, pobočka zahraničnej banky

By:	/s/ Maroš Turek
Maroš Turek, Head of Corporate Banking Centre

By:	/s/ Radoslav Ratkovský
Radoslav Ratkovský, Head of SME

Original Lenders

COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava

By:	/s/ Peter Dávid
Peter Dávid, Branch Manager

By:	/s/ Renáta Nagyová
Renáta Nagyová, Head of Trade Finance and Transaction Services

ING Bank N.V., pobočka zahraničnej banky

By:	/s/ Robert Sunderman
Robert Sunderman, General Manager

By:	/s/ Katarína Kurucová
Katarína Kurucová, Senior Relationship Manager

Slovenská sporitel’ňa, a.s.

By:	/s/ Samuel Vlčan
Samuel Vlčan, Member of the Board of Directors and Deputy Managing Director

By:	/s/ Zlata Smolková
Zlata Smolková, Director of Large Corporate Client Unit

Citibank NA, Bahrain

By:	/s/ Julia Lachka
Julia Lachka, under a power of attorney

By:	/s/ Zuzana Zemlova
Zuzana Zemlova, under a power of attorney

HSBC Bank plc, pobočka zahraničnej banky

By:	/s/ Maroš Turek
Maroš Turek, Head of Corporate Banking Centre

By:	/s/ Radoslav Ratkovský
Radoslav Ratkovský, Head of SME

Facility Agent

ING Bank N.V., London Branch

By:	/s/ Jean-Maurice Elkouby
Jean-Maurice Elkouby
under a power of attorney